Exhibit 8.2

[WLRK FORM OF DEBT OPINION]

                    , 2005

Lazard Group Finance LLC Senior Notes

Lazard Ltd

Clarendon House

2 Church Street

Hamilton HM 11, Bermuda

Lazard LLC

30 Rockefeller Plaza

New York, New York 10020

Ladies and Gentlemen:

We have acted as tax counsel for Lazard LLC, a Delaware limited liability company to be renamed Lazard Group LLC (the “Company”), in connection with the Registration Statement filed on March 21, 2005 and amended as of                     , 2005 and the Prospectus dated                     , 2005 (the “Offering Documents”), for the purpose of selling                      (including exercise of the underwriters’ over-allotment option)             % Equity Security Units (the “Units”), each of which will initially consist of (i) a purchase contract under which the holder agrees to purchase, for $25, shares of Class A common stock of Lazard Ltd, a company formed under the laws of Bermuda, on             , 2008 (the “Purchase Contracts”) and (ii) a 1/40, or 2.5%, ownership interest in a senior note of Lazard Group Finance LLC (the “Notes”), each with a principal amount of $1000.

In connection with this opinion, we have examined the Offering Documents, the [Indenture], the form of Note, the Limited Liability Company Agreement of Lazard Group Finance LLC entered into as of                     , 2005 and such other

documents and corporate records as we have deemed necessary or appropriate for purposes of our opinion.

In our examination, we have assumed that (i) the statements concerning the issuance of the Units and Notes contained in the Offering Documents are true, correct and complete, (ii) the terms of the documents referred to in the preceding paragraph will be complied with, (iii) the factual representations made to us by the Company in its letter to us dated as of the date hereof and delivered to us for purposes of this opinion (the “Company Representation Letter”) are true, correct and complete, (iv) the factual representations made to us by Goldman, Sachs & Co. in its letter to us dated as of the date hereof and delivered to us for purposes of this opinion (the “Underwriter Representation Letter”) are true, correct and complete and (v) any factual representations made in the Offering Documents, the Company Representation Letter or the Underwriter Representation Letter “to the best knowledge of,” in the “belief” of, or similarly qualified are true, correct and complete without such qualification. If any of the above described assumptions are untrue for any reason or if the issuance of the Units and Notes is consummated in a manner that is inconsistent with the manner in which it is described in the Offering Documents, our opinion as expressed below may be adversely affected and may not be relied upon.

Based solely upon the foregoing, we are of the opinion that under current United States federal income tax law:

1.	the Notes and the Purchase Contracts will be treated for United States federal income tax purposes as separate securities,

2.	the Purchase Contracts will be treated for United States federal income tax purposes as forward contracts to purchase shares of Class A common stock of Lazard Ltd, and

3.	the Notes will be classified for United States federal income tax purposes as indebtedness of the Company.

Our opinion is limited to the tax matters specifically covered hereby and does not address any other tax consequences relating to the Notes or any other transactions. Our opinion is based upon current statutory, regulatory and judicial authority, any of which may be changed at any time with retroactive effect. Moreover, we note that, other than one published revenue ruling addressing the United States federal income tax treatment of units essentially comparable to the Units, there is no authority directly on point dealing with securities such as the Units or transactions of the type described herein and that our opinion is not binding on the Internal Revenue Service or the courts, either of which could take a contrary position. We disclaim any undertaking to advise you of any subsequent changes of the matters stated, represented or assumed herein or any subsequent changes in applicable law, regulations or interpretations thereof.

We are furnishing this opinion to you solely in connection with the issuance of the Notes, and this opinion is not to be relied upon for any other purpose. We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm name therein. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules or regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,